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                          CERTIFICATE OF INCORPORATION

                                       OF

                       CROSS-COUNTRY AUTO RETAILERS, INC.


          FIRST: The name of the corporation is Cross-Country Auto Retailers, Inc.

          SECOND: The address of the corporation's registered office in this State is

               1209 Orange Street,
               Wilmington, New Castle County, Delaware 19801

and the name of its registered agent at such address is

               The Corporation Trust Company.

          THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

          FOURTH: The corporation is authorized to issue one class of common stock. The total number of shares of common stock which the corporation shall have authority to issue shall be 10,000. Each share shall have a par value of $.01.

          FIFTH: The name and mailing address of the incorporator is Paul F. Kenny, c/o Howard, Darby & Levin, 1330 Avenue of the Americas, New York, New York 10019.

          SIXTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.



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          SEVENTH:  No director shall have any personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, this provision does not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the General Corporation Law of Delaware or (d) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. Any repeal or modification of this Section either (i) by the stockholders of this corporation of (ii) by an amendment to the General Corporation Law of Delaware (unless such statutory amendment specifically provides to the contrary) shall not adversely affect any right or protection, existing at the time of such repeal or modification with respect to any acts or omissions occurring either before or after such repeal or modification, of a person serving as a director at the time of such repeal or modification.

          EIGHTH: The board of directors of this corporation may adopt, amend or repeal by-laws of this corporation.

          NINTH: Elections of directors need not be by written ballot, unless so requested by a stockholder present and entitled to vote at the meeting.

          IN WITNESS WHEREOF, I have hereunto set my hand.



                                   ___________________________
                                          Incorporator


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